News Release

FOR IMMEDIATE RELEASE

Contact Information:

Tom Gelston

Director, Investor Relations and Financial Planning & Analysis

Phone: 203-222-5943, FAX: 203-222-0130

Email: tgelston@terex.com

TEREX ANNOUNCES SECOND QUARTER RESULTS;

REVISES UPWARD FULL-YEAR 2007 EPS GUIDANCE RANGE

WESTPORT, CT, July 25, 2007 -- Terex Corporation (NYSE: TEX) today announced income from continuing operations for the second quarter of 2007 of $174.6 million, or $1.66 per share, compared to income from continuing operations of $113.2 million, or $1.10 per share, for the second quarter of 2006. Net sales reached $2,342.2 million in the second quarter of 2007, an increase of $321.8 million, or 15.9%, from $2,020.4 million in the second quarter of 2006. The increase in net sales versus the prior year period was favorably impacted approximately $74 million due to the effect of currency exchange rates. Debt, less cash and cash equivalents, decreased in the second quarter of 2007 by $31 million from March 31, 2007 levels. All per share amounts are on a fully diluted basis.

“We are pleased with the strong performance of our overall business in the second quarter,” commented Ronald M. DeFeo, Terex’s Chairman and Chief Executive Officer. “Given our continued steps forward on internal improvements, combined with a global economy that we anticipate remaining strong for the foreseeable future, we remain positive in our outlook for Terex’s financial performance.”

“We continue to monitor closely our operating performance as measured by many key metrics, and in most of these measures we have made great strides forward, such as a 2.3 percentage point improvement in our gross margin,” added Mr. DeFeo. “The margin expansion was the result of increasing international business, favorable product mix in certain businesses, the positive impact of pricing and internal initiatives. This improved gross margin also led to record operating margin for Terex of 12.1%, as well as a strong incremental operating margin of 24.0%.”

Tom Riordan, Terex’s President and Chief Operating Officer, commented, “Our Return on Invested Capital (“ROIC”) of 41.5% positions us as one of the industry leaders in this measure. However, our working capital performance could have been better, if not for an increase in our inventory levels due to supplier disruptions and planning/logistics issues. Some of our challenges stem from supplier constraints on parts availability, and the sharp increase in our global sales putting strain on our supply base. However, even with these dynamics, we expect a reduction in our level of inventory as the year progresses.”

Mr. Riordan continued, “Our record backlog as of June 30, 2007 was $3.8 billion, up 59% from our backlog at June 30, 2006, provides insight into the strength of the global business environment. Worldwide crane demand continues to impress us, as the result of demand from large infrastructure projects in Asia, the Middle East and Africa. Both Construction and Aerial Work Platforms

businesses continue to experience rapidly increasing European demand, while robust commodity demand has benefited our Materials Processing and Mining businesses.”

“In April 2007, we provided earnings guidance for our 2007 performance, indicating that we anticipated earnings per share for the full year to be towards the high end of our initial $5.00 to $5.40 per share range, including the impact of certain items such as the costs associated with the early retirement of debt, and we stated that we expected net sales for 2007 to be between $8.2 and $8.5 billion,” Mr. DeFeo added. “Today we are revising our expectations upward for our 2007 full year performance, and we now anticipate earnings per share on a comparable basis to be between $5.50- $5.70 on net sales of between $8.8-$9.0 billion.”

In this press release, Terex refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures. These measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Non-GAAP financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.

	Three months ended June 30,
	2007	2006
	(in millions, except per share amounts)
Net sales	$2,342.2	$2,020.4
Gross profit	$507.1	$392.7
SG&A	222.6	185.5
Income from operations	284.5	207.2
Interest and other expense, net	13.2	22.2
Loss on early extinguishment of debt	-	6.7
Income from continuing operations before income taxes	271.3	178.3
Income taxes	(96.7)	(65.1)
Income from continuing operations	174.6	113.2
Income from discontinued operations-net of tax	-	6.0
Net income	$174.6	$119.2
Earnings per share	$1.66	$1.16
EBITDA	$302.3	$224.4
Backlog	$3,800.3	$2,389.7
Average Fully Diluted Shares Outstanding	104.9	102.6

	Six months ended June 30,
	2007	2006
	(in millions, except per share amounts)
Net sales	$4,354.9	$3,714.3
Gross profit	$919.1	$700.2
SG&A	433.9	351.1
Income from operations	485.2	349.1
Interest and other expense, net	19.4	43.4
Loss on early extinguishment of debt	12.5	6.7
Income from continuing operations before income taxes	453.3	299.0
Income taxes	(164.9)	(108.9)
Income from continuing operations	288.4	190.1
Income from discontinued operations-net of tax	-	7.9
Net income	$288.4	$198.0
Earnings per share	$2.75	$1.93
EBITDA	$520.8	$384.1
Backlog	$3,800.3	$2,389.7
Average Fully Diluted Shares Outstanding	104.7	102.6

Segment Performance

All segment performance data for both 2007 and 2006 is presented in accordance with U.S. GAAP, other than backlog, which is a non-GAAP measure that is further described in the Glossary included at the end of this release. The 2006 results exclude the performance of the Tatra heavy duty on and off road truck business, which was sold in September 2006, and is now included in the financial statements as a discontinued operation.

Terex Aerial Work Platforms

	Second Quarter,				Year-to-Date,
	(in millions)
	2007		2006		2007		2006
		% of Net sales		% of Net sales		% of Net sales		% of Net sales
Net sales	$640.3		$579.6		$1,188.0		$1,038.1
Gross profit	$194.9	30.4%	$147.9	25.5%	$341.3	28.7%	$264.9	25.5%
SG&A	47.9	7.5%	37.8	6.5%	95.0	8.0%	74.9	7.2%
Income from operations	$147.0	23.0%	$110.1	19.0%	$246.3	20.7%	$190.0	18.3%
Backlog	$788.8		$660.6		$788.8		$660.6

Net sales for the Terex Aerial Work Platforms segment for the second quarter of 2007 increased $60.7 million, or 10.5%, to $640.3 million from $579.6 million in the second quarter of 2006. Continued strong international demand, particularly from Europe, as well as the favorable impact from currency exchange rates, drove the net sales increase, supported by stable demand fundamentals in the U.S. market. Excluding the impact of currency exchange rates, net sales increased approximately 8%. Gross margin for the quarter was 30.4%, compared to 25.5% for the quarter ended June 30, 2006, and was positively impacted by favorable product mix, the impact of currency exchange rates between the U.S. dollar and the Euro and British Pound Sterling, continued production efficiencies from increased net sales volume and the effect of prior pricing actions in international markets. SG&A expenses for the second quarter of 2007 were $47.9 million, or 7.5% of net sales, compared to $37.8 million, or 6.5% of net sales, for the second quarter of 2006. The increase was due to expenditures to support the growth of the European market and the recently opened Middle East sales and service office, combined with on-going organizational development initiatives to ensure that Terex remains a world class provider of global aerial lift solutions. Income from operations increased to $147.0 million, or 23.0% of net sales, in the second quarter of 2007, from $110.1 million, or 19.0% of net sales, in the second quarter of 2006.

“The Terex AWP management team continues to be pleased with the overall performance of our business,” said Tim Ford, President – Terex Aerial Work Platforms. “Sales to Europe and the Middle East drove much of the improvement versus the prior year, as global demand fueled by large infrastructure projects increased demand for our products, particularly large boom lifts over 60 feet in operating height. With regard to the U.S. market, demand in the second quarter remained substantially similar to 2006 levels for aerial lift products, although sales of the telehandler product line decreased sharply, reflecting weakness in the North American residential market. Looking forward, we continue to forecast strong international growth for 2007 and beyond, favorably driving results for our segment. As mentioned in our first quarter release, one of our main challenges is the time and investment required to ship our products from our existing facilities, mostly in the U.S., to customers around the world. We started shipping our Z-boom product this quarter from our manufacturing facility in Italy, and we have announced plans to start a scissor lift production line in the United Kingdom this year in one of Terex’s existing facilities.”

Mr. Ford continued, “Exceptionally strong margin growth for the AWP Segment year-over-year has been driven by product mix, the favorable impact of currency exchange rate movements, manufacturing efficiencies, and, to a lesser extent, pricing actions, primarily in Europe. As mentioned previously, boom lifts, our highest technology product as well as our best margin product, are in high demand to support global economic development. In contrast, our telehandler product line, and our North American telehandler product in particular, delivers a significantly lower margin, reflecting its simpler technology, combined with a larger number of competitors. The shift in sales concentration towards boom lifts is favorable for Terex, and we expect that this favorable mix dynamic will continue for some time.”

Terex Construction

	Second Quarter,				Year-to-Date,
	(in millions)
	2007		2006		2007		2006
		% of Net sales		% of Net sales		% of Net sales		% of Net sales
Net sales	$502.5		$428.9		$910.3		$762.4
Gross profit	$71.5	14.2%	$58.1	13.5%	$121.9	13.4%	$96.0	12.6%
SG&A	47.8	9.5%	41.5	9.7%	92.1	10.1%	76.4	10.0%
Income from operations	$23.7	4.7%	$16.6	3.9%	$29.8	3.3%	$19.6	2.6%
Backlog	$668.9		$316.2		$668.9		$316.2

Net sales in the Terex Construction segment for the second quarter of 2007 increased $73.6 million, or 17.2%, to $502.5 million from $428.9 million in the second quarter of 2006. Strong global non-residential construction trends drove the net sales increase, with particular strength in Europe for compact construction equipment and solid global demand for heavy trucks. In addition, the impact of currency exchange rates accounted for slightly over one-third of the net sales increase. Gross margin for the second quarter of 2007 of 14.2% was an improvement over the prior year’s second quarter gross margin of 13.5%, as a result of production cost efficiencies from increased sales volume as well as the impact of favorable pricing actions, offset by currency challenges that result from selling products that are manufactured in Terex’s European locations into the North American market. SG&A expenses for the second quarter of 2007 were $47.8 million, or 9.5% of net sales, compared to $41.5 million, or 9.7% of net sales, in the second quarter of 2006. Increased SG&A expenses, as compared to the 2006 period, reflect increased engineering costs associated with product improvements, the impact of currency exchange rates, increased selling costs resulting from improving the global sales and support network, and the cost of certain promotional campaigns, primarily in North America. Income from operations for the quarter was $23.7 million, or 4.7% of net sales, compared to income from operations of $16.6 million, or 3.9% of net sales, for the second quarter of 2006.

“The markets for our construction equipment remain strong,” commented Robert Isaman, President - Terex Construction. “Global non-residential construction spending trends continue to drive our total sales higher, with increased global spending favorably impacting our excavator and truck product lines in particular. Compact construction equipment sales and profitability in Europe continue to benefit from the improving economies in both Western and Eastern Europe. The expansion of our Asia Pacific product footprint to meet the surging demand from that region is progressing. We continue to pursue activities that will decrease the cost of our products, such as our recent announcement that we have scheduled production of compact construction equipment in China to start in the first quarter of 2008.”

Mr. Isaman added, “Measurable progress is being made with supply chain management and demand planning, both of which are beginning to ease the core supplier material bottlenecks that have been impeding production. For example, our German large excavator business contributed substantially to the year over year improvement in profit, resulting from increased production capacity for the new, improved product offering. We think that these improvements, coupled with other elements of our operations transformation, will provide the foundation for consistent profit improvement over the next 18 to 24 months. We are maintaining our relentless focus on executing our strategy, and we feel that we are well-positioned for profitable future growth.”

Terex Cranes

	Second Quarter,				Year-to-Date,
	(in millions)
	2007		2006		2007		2006
		% of Net sales		% of Net sales		% of Net sales		% of Net sales
Net sales	$544.5		$440.6		$1,045.3		$809.3
Gross profit	$103.0	18.9%	$70.7	16.0%	$202.6	19.4%	$125.9	15.6%
SG&A	46.2	8.5%	33.8	7.7%	92.8	8.9%	63.0	7.8%
Income from operations	$56.8	10.4%	$36.9	8.4%	$109.8	10.5%	$62.9	7.8%
Backlog	$1,414.1		$807.2		$1,414.1		$807.2

Net sales in the Terex Cranes segment for the second quarter of 2007 increased $103.9 million, or 23.6%, to $544.5 million from $440.6 million in the second quarter of 2006, reflecting improvement in all product categories, as well as the favorable impact of currency exchange rates. Excluding the impact of currency exchange rates, net sales grew approximately 19%. SG&A expenses increased in the second quarter of 2007 to $46.2 million, or 8.5% of net sales, higher as a percentage of sales when compared to the second quarter of 2006 rate of 7.7% on $33.8 million of SG&A expenses. This was mainly due to increased investment in sales and administrative infrastructure to support the volume levels, a $4.5 million increase in the corporate expense allocation, and the impact of currency exchange rates. Income from operations was positively impacted by higher sales volume and the impact of prior pricing actions, increasing $19.9 million to $56.8 million, or 10.4% of sales, for the second quarter of 2007, from $36.9 million, or 8.4% of sales, for the second quarter of 2006.

"The Terex Cranes segment continued to demonstrate significant growth in both sales and profitability," commented Steve Filipov, President - Terex Cranes. "The global market for cranes continues to be outstanding, and our manufacturing locations are making real improvements in our ability to increase throughput. Also leading to increased sales is a shift to larger cranes, such as our large crawler cranes from Germany and rough terrain cranes in North America, as well as the favorable impact of pricing. That said, global demand for our products continues to outpace supply, as evidenced by our record backlog."

Mr. Filipov continued, "Our challenge is meeting this demand. Our factory performance continues to improve, but the unprecedented demand for cranes continues to stress our supply chain and our internal operations, such as welding capacity. As we previously mentioned, we will address the limited supply of certain components and production bottlenecks through improved coordination with our suppliers and implementation of lean principles to better utilize our manufacturing footprint. It is difficult to gauge the timing on these productivity improvement initiatives, but we certainly believe there is room for significant financial improvement.”

Terex Materials Processing & Mining

	Second Quarter,				Year-to-Date,
	(in millions)
	2007		2006		2007		2006
		% of Net sales		% of Net sales		% of Net sales		% of Net sales
Net sales	$515.6		$406.1		$910.9		$787.0
Gross profit	$112.2	21.8%	$85.8	21.1%	$202.5	22.2%	$162.1	20.6%
SG&A	49.1	9.5%	36.7	9.0%	93.0	10.2%	72.0	9.1%
Income from operations	$63.1	12.2%	$49.1	12.1%	$109.5	12.0%	$90.1	11.4%
Backlog	$767.9		$376.1		$767.9		$376.1

Net sales for the Terex Materials Processing & Mining segment for the second quarter of 2007 increased $109.5 million, or 27.0%, to $515.6 million from $406.1 million in the second quarter of 2006. The increase in net sales was attributable to continued growth of the mobile crushing and screening product lines worldwide, increased sales from the mining truck and drill businesses, as well as the favorable impact of currency exchange rates. Excluding the impact of currency exchange rates, net sales grew approximately 23%. Strong demand contributed to the 104% growth in backlog, with both the Materials Processing and the Mining businesses contributing to this increase. SG&A expenses increased in the second quarter of 2007 to $49.1 million, as compared to $36.7 million in the second quarter of 2006, primarily due to increased costs to build support infrastructure and to assist with sales growth, a $2.7 million increase in the corporate expense allocation, as well as legal costs associated with claims and investigations. Overall, income from operations increased to $63.1 million, or 12.2% of net sales, in the second quarter of 2007, from $49.1 million, or 12.1% of sales, in the second quarter of 2006.

“Overall, we are pleased with our second quarter results,” commented Rick Nichols, President – Terex Materials Processing & Mining. “The Materials Processing businesses continue to have excellent sales growth, with over a 19% increase versus the prior year quarter, and backlog continues to expand. Mobile crushing and screening sales in North America remained essentially flat when compared to the second quarter of 2006, but global infrastructure investment is driving strong demand. Improving economic conditions in Eastern and Western Europe and emerging economies such as Russia, India and Latin America contributed to this growth. We continue to see a long term commitment to infrastructure development associated with non-residential and municipal activities within these regions. We are optimistic about future growth prospects.”

Mr. Nichols continued, “With regard to our Mining products, in the quarter we saw a significant increase in the contribution from our mining truck business, with sales increasing over 80% versus the prior year quarter. We expect this trend to continue over the next several quarters, as we continue to ship several large orders that were awarded over the past year. The increased mix of mining trucks as a percentage of sales, however, masked some of the operating improvements we made, as the mining truck business remains the slimmest margin product line in this business. As we’ve indicated in the past, we continue to see all of the elements that support an extended mining cycle, with our views influenced by the overall strength of the global economy and the significantly increasing demands of both industrial and emerging economies for energy and raw material.”

Terex Roadbuilding, Utility Products and Other

	Second Quarter,				Year-to-Date,
	(in millions)
	2007		2006		2007		2006
		% of Net sales		% of Net sales		% of Net sales		% of Net sales
Net sales	$168.8		$195.0		$347.6		$374.0
Gross profit	$26.1	15.5%	$30.2	15.5%	$50.2	14.4%	$54.2	14.5%
SG&A	22.0	13.0%	18.6	9.5%	43.7	12.6%	35.1	9.4%
Income from operations	$4.1	2.4%	$11.6	5.9%	$6.5	1.9%	$19.1	5.1%
Backlog	$160.6		$229.6		$160.6		$229.6

Net sales for the Terex Roadbuilding, Utility Products and Other segment for the second quarter of 2007 declined $26.2 million, or 13.4%, to $168.8 million, versus $195.0 million for the second quarter of 2006. The downturn in the North American residential housing market has negatively impacted sales of concrete mixers. To a lesser extent, softer demand for utility aerial devices following strong buying in 2006 and early 2007 ahead of the Tier III emission change contributed to the decline in sales. Gross margin for the second quarter of 2007 of 15.5% was unchanged from the prior year’s second quarter performance. SG&A expenses for the second quarter of 2007 were $22.0 million, or 13.0% of sales, compared to $18.6 million, or 9.5% of sales, in the second quarter of 2006, reflecting increased engineering and selling expenses for the Roadbuilding business, an increase in the corporate expense allocation, as well as continued investment in the administrative support functions in this segment, primarily in the Terex Financial Services operation. Income from operations decreased to $4.1 million, or 2.4% of sales, from $11.6 million, or 5.9% of sales, in the second quarter of 2006.

“The quarterly results reflect our mix of optimism regarding future opportunities tempered by our concern with current challenges to be resolved,” commented Tom Riordan. “Overall, fundamentals remain strong for our Roadbuilding and Utility businesses. The second quarter witnessed some revenue disruption in the Utility business, as the sales, marketing and administration functions of three different distribution locations were consolidated into one operation to provide a consistent message to our customers and to reduce costs. Multiple service locations will continue to be maintained to provide superior service close to our customers. Additionally, the Roadbuilding business experienced some slippage of deliveries into the third quarter due to production constraints at one facility. These production issues are being actively addressed and are not expected to recur.”

Mr. Riordan continued, “We continue to invest in Terex Financial Services, including staffing and information technology resources as we expect this to be a key horizontal integrator for Terex to enhance our transition to a superior operating company. Terex Financial Services is helping our various operations to increase sales levels and is providing the opportunity to better service the needs of our customers with competitive and flexible financing alternatives. We are excited about the opportunities available here.”

Terex Corporate / Eliminations

	Second Quarter		Year-to-Date
	(in millions)
	2007	2006	2007	2006

Net sales	$(29.5)	$(29.8)	$(47.2)	$(56.5)
Gross profit	$(0.6)	$-	$0.6	$(2.9)
SG&A	9.6	17.1	17.3	29.7
Loss from operations	$(10.2)	$(17.1)	$(16.7)	$(32.6)

The reduction in loss from operations to $10.2 million versus the prior year’s $17.1 million loss from operations reflects the increase of approximately $12 million in the allocation of corporate costs to the business segments in 2007 versus the prior year. Corporate expense before allocations to the business segments increased, as Terex continues to invest in Company-wide initiatives, including supply management, manufacturing strategy, an enterprise management system, marketing, and the Terex Business System.

Capital Structure and Taxes

“Debt, less cash and cash equivalents, decreased $31 million in the second quarter compared to the March 31, 2007 level, reflecting the favorable impact of strong earnings, offset somewhat by increased working capital,” commented Phil Widman, Senior Vice President and Chief Financial Officer. “Cash flow in the second quarter was consistent with our expectations provided at the beginning of the year, whereby cash flow will closely reflect the seasonal trends of our business. During the second quarter, we also repurchased approximately $19 million of Terex common stock. As compared with the same period last year, debt, less cash and cash equivalents, was $287.6 million lower. Our net interest expense in the quarter was down $11.4 million versus the second quarter of 2006, reflecting the payoff of $500 million of senior subordinated notes in the past year.”

Mr. Widman continued, “Working capital as a percent of trailing three month annualized sales was 20.5% at the end of the second quarter of 2007, as compared to approximately 17.5% at the end of the second quarter in 2006. This reflects the logistics issues related to our increased level of international business, which is causing longer transport times for finished goods, as well as impacting supplier parts availability at certain locations. We remain focused on improving our efficiency in working capital management to enhance cash flow performance, break the supplier challenges to our throughput and improve our demand planning capabilities. The Company’s performance has led to a ratio of debt less cash and cash equivalents to total capitalization of 10.5% at the end of the second quarter of 2007, meaningful progress when compared to the approximate 26.2% result achieved at June 30, 2006.”

Commenting on the effective tax rate, Mr. Widman stated, “The effective tax rate for continuing operations for the second quarter of 2007 was 35.6%, compared to the effective tax rate for continuing operations of 36.5% for the second quarter of 2006. We expect a full year effective tax rate for continuing operations of 36%. The effective tax rate can fluctuate quarter to quarter as a result of discrete items and changes in the assumptions related to the jurisdictional mix of income and the timing of tax law changes.”

Safe Harbor Statement

The press release contains forward-looking information based on Terex’s current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex’s control, include among others: Terex’s business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; Terex’s business is sensitive to fluctuations in interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex’s businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex’s business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; Terex’s continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex’s ability to timely manufacture and deliver products to customers; possible work stoppages and other labor matters; Terex’s debt outstanding and the need to comply with restrictive covenants contained in Terex’s debt agreements; Terex’s ability to maintain adequate disclosure controls and procedures, maintain adequate internal controls over financial reporting and file its periodic reports with the SEC on a timely basis; the previously announced investigations by the SEC and the Department of Justice; compliance with applicable environmental laws and regulations; product liability claims and other liabilities arising out of Terex’s business; and other factors, risks, uncertainties more specifically set forth in Terex’s public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex’s expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2006 net sales of $7.6 billion. Terex operates in five business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

TEREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net sales	$2,342.2	$2,020.4	$4,354.9	$3,714.3
Cost of goods sold	1,835.1	1,627.7	3,435.8	3,014.1
Gross profit	507.1	392.7	919.1	700.2
Selling, general and administrative expenses	(222.6)	(185.5)	(433.9)	(351.1)
Income from operations	284.5	207.2	485.2	349.1
Other income (expense):
Interest income	3.5	5.0	6.9	7.2
Interest expense	(14.7)	(26.1)	(28.9)	(50.6)
Loss on early extinguishment of debt	-	(6.7)	(12.5)	(6.7)
Other income (expense) – net	(2.0)	(1.1)	2.6	-
Income from continuing operations before income taxes	271.3	178.3	453.3	299.0
Provision for income taxes	(96.7)	(65.1)	(164.9)	(108.9)
Income from continuing operations	174.6	113.2	288.4	190.1
Income from discontinued operations–net of tax	-	6.0	-	7.9
Net income	$174.6	$119.2	$288.4	$198.0
EARNINGS PER SHARE: -
Basic
Income from continuing operations	$1.70	$1.13	$2.81	$1.90
Income from discontinued operations	-	0.06	-	0.08
Net income	$1.70	$1.19	$2.81	$1.98
Diluted:
Income from continuing operations	$1.66	$1.10	$2.75	$1.85
Income from discontinued operations	-	0.06	-	0.08
Net income	$1.66	$1.16	$2.75	$1.93

Weighted average number of shares outstanding in per share calculation
Basic	102.8	100.2	102.5	100.0
Diluted	104.9	102.6	104.7	102.6

TEREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in millions, except par value)

(unaudited)

	June 30, 2007	December 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$409.2	$676.7
Trade receivables (net of allowance of $61.5 at June 30, 2007 and $60.3 at December 31, 2006)	1,214.7	950.5
Inventories	1,907.4	1,502.0
Deferred taxes	140.0	132.9
Other current assets	180.3	170.7
Total current assets	3,851.6	3,432.8
LONG-TERM ASSETS
Property, plant and equipment – net	362.3	338.5
Goodwill	636.3	632.8
Deferred taxes	181.1	172.5
Other assets	205.1	209.3

TOTAL ASSETS	$5,236.4	$4,785.9

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$24.5	$227.0
Trade accounts payable	1,201.9	1,034.3
Accrued compensation and benefits	167.8	169.3
Accrued warranties and product liability	120.2	107.6
Other current liabilities	499.2	489.0
Total current liabilities	2,013.6	2,027.2
NON-CURRENT LIABILITIES
Long-term debt, less current portion	627.2	536.1
Retirement plans and other	522.2	471.6
TOTAL LIABILITIES	3,163.0	3,034.9
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, $.01 par value – authorized 150.0 shares; issued 105.8 and 104.7 shares at June 30, 2007 and December 31, 2006, respectively	1.1	1.0
Additional paid-in capital	970.3	923.7
Retained earnings	959.2	707.3
Accumulated other comprehensive income	204.2	155.2
Less cost of shares of common stock in treasury – 3.9 shares at June 30, 2007 and 3.6 shares at December 31, 2006	(61.4)	(36.2)
Total stockholders’ equity	2,073.4	1,751.0

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,236.4	$4,785.9

TEREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)

(unaudited)

	Six Months Ended June 30,
	2007	2006
Operating Activities
Net income	$288.4	$198.0
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation	30.5	30.4
Amortization	6.1	6.4
Deferred taxes	(4.4)	18.7
Loss on early extinguishment of debt	3.2	1.5
Gain on sale of assets	(5.0)	(1.0)
Stock-based compensation	33.4	24.1
Excess tax benefit from stock-based compensation	(17.2)	(11.0)
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(244.8)	(255.5)
Inventories	(373.7)	(125.2)
Trade accounts payable	148.7	131.7
Accrued compensation and benefits	(13.8)	14.7
Income taxes payable	54.5	41.7
Accrued warranty and product liability	8.4	3.4
Other, net	(47.5)	30.8
Net cash (used in) provided by operating activities	(133.2)	108.7
Investing Activities
Acquisition of businesses, net of cash acquired	-	(33.1)
Capital expenditures	(44.0)	(33.8)
Investments in and advances to affiliates	-	(6.8)
Proceeds from sale of assets	9.7	-
Net cash used in investing activities	(34.3)	(73.7)
Financing Activities
Principal repayments of long-term debt	(200.0)	(100.0)
Excess tax benefit from stock-based compensation	17.2	11.0
Proceeds from stock options exercised	8.1	6.1
Net borrowings (repayments) under credit facilities	84.4	0.2
Share repurchase	(24.7)	-
Other, net	1.4	(1.8)
Net cash used in financing activities	(113.6)	(84.5)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	13.6	21.6
Net Decrease in Cash and Cash Equivalents	(267.5)	(27.9)
Cash and Cash Equivalents at Beginning of Period	676.7	553.6
Cash and Cash Equivalents at End of Period	$409.2	$525.7

GLOSSARY

In this press release, in an effort to provide investors with additional information regarding the Company’s results, Terex refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Terex believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses these non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars, and are as of or for the period ended June 30, 2007, unless otherwise indicated.

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. The backlog of Terex’s business is not necessarily indicative of sales to be recognized in a specified future period.

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company’s financial condition.

Long term debt, less current portion	$627.2
Notes payable and current portion of long-term debt	24.5

Debt	$651.7

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from Income from operations back into Income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Income from operations	$284.5	$207.2	$485.2	$349.1
Depreciation	14.6	14.9	30.5	30.4
Amortization	3.7	3.2	6.1	6.4
Bank fee amortization not included in Income from operations	(0.5)	(0.9)	(1.0)	(1.8)
EBITDA	$302.3	$224.4	$520.8	$384.1

Gross Margin is defined as the ratio of Gross Profit to Net Sales.

Operating Margin is defined as the ratio of Income from Operations to Net Sales.

Incremental Operating Margin is defined as the year over year change in operating profit divided by the year over year change in net sales. Stated as a percentage, it is one of several indicators that measures efficiency of running a business and Terex uses this as one measure of improvement in profitability in excess of volume changes.

	Three months ended June 30,
	2007	2006	Change
Operating Profit	$284.5	$207.2	$77.3
Net Sales	$2,342.2	$2,020.4	$321.8

	Incremental Operating Margin		24.0%

Return on Invested Capital, or ROIC, is calculated by Terex by dividing the last four quarters’ Income from operations by the average of the sum of Total stockholders’ equity plus Debt (as defined above) less Cash and cash equivalents for the last five quarter ended Consolidated Balance Sheets. ROIC measures how effectively the Company uses money invested in its operations. For example, Return on Invested Capital highlights the level of value creation when compared to the Company’s cost of capital. Terex management and the Board of Directors of Terex use ROIC as one of the primary measures to assess operational performance, including in connection with certain compensation programs.

	Jun 07	Mar 07	Dec 06	Sep 06	Jun 06
Income from Operations	$284.5	$200.7	$169.4	$196.8

Debt (as defined above)	$651.7	$678.4	$763.1	$791.7	$1,055.8
Less: Cash and cash equivalents	(409.2)	(405.2)	(676.7)	(428.3)	(525.7)
Debt less Cash and cash equivalents	$242.5	$273.2	$86.4	$363.4	$530.1

Total stockholders equity	$2,073.4	$1,851.9	$1,751.0	$1,591.7	$1,490.5

Debt less Cash and cash equivalents plus Total stockholder’s equity	$2,315.9	$2,125.1	$1,837.4	$1,955.1	$2,020.6

ROIC	41.5%
Income from operations (last 4 quarters)	$851.4
Average Debt less Cash and cash equivalents plus Total stockholder’s equity (5 quarters)	$2,050.8

Total Capitalization is a measure that aids in the evaluation of the Company’s balance sheet. It is an integral component of certain financial metrics that are often used to evaluate the Company’s valuation, liquidity and overall health. Total capitalization is defined as the sum of:

•	Total stockholders’ equity; and
•	Debt (as defined above);
•	Less: Cash and cash equivalents.

Total stockholders' equity	$2,073.4
Debt (as defined above)	651.7
less: Cash and cash equivalents	(409.2)

Total Capitalization	$2,315.9

Trailing Three Month Annualized Sales is calculated using the net sales for the quarter multiplied by four.

2nd Quarter Net Sales	$2,342.2
x 4
Trailing Three Month Annualized Sales	$9,368.8

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

Inventory	$1,907.4
Trade Receivable, net	1,214.7
Less: Trade Accounts Payable	(1,201.9)
Total Working Capital	$1,920.2

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